UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 17, 2010

Enova Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	1-33001	95-3056150
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1560 West 190th Street, Torrance, California		90501
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-527-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 9.01 Financial Statements and Exhibits.

Enova Reports Results for First Quarter 2010; Revenue Increase of 35% Compared to First Quarter 2009; Cites Encouraging Developments in 2010

TORRANCE, CA May 17, 2010 – Enova Systems, Inc. (NYSE AMEX: ENA and AIM: ENV and ENVS), a production company in an emerging industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems has filed results of its first quarter of fiscal year 2010 on Form 10-Q.

Enova President and CEO Mike Staran commented, "We are encouraged by continued customer traction and support through government funding opportunities, both in the form of funded development and government subsidies. These programs improve the value proposition for early adopters and help drive demand in this nascent market." Staran continued, "We are also encouraged by the markets positive reception to Enova’s re-designed and expanded product offering which will further broaden our sales opportunities in 2010."

Highlights of the March 31, 2010 10-Q:

 Revenue for the first quarter of fiscal 2010 was $929,000, up 35% from the fiscal 2009 first quarter of $688,000 due to deliveries of orders to Freightliner Custom Chassis Corporation ("Freightliner"), Smith Electric Vehicles ("Smith"), and Hawaii Center for Advanced Transportation Technologies.

 Gross margin was 9% in the first quarter of fiscal 2010, down from 16% in the comparable first quarter of 2009. We recorded a higher non-cash inventory charge in Q1 2010 versus the comparable period that resulted in a majority of the decrease in gross margin.

 Net loss for the first quarter ended March 31, 2010 was $1,719,000 or a basic and diluted loss of $0.05 per share compared to a net loss of $1,656,000 or a basic and diluted loss of $0.08 per share for the first quarter ended March 31, 2009.

 Enova received its first order for its Zero Emissions ("Ze") step van from a military installation in April 2010. The order reflects increased awareness by federal agencies for the Department of Energy’s ("DOE") Federal Management Program recent publication titled "Guidance for Federal Agencies on Executive Order 13514 Section 12 – Federal Fleet Management." Federal agencies are required to reduce their petroleum consumption by 2% annually for a total 30% reduction by 2020. The Ze step van can completely displace the petroleum use of its gasoline or diesel counterpart.

 Smith Electric Vehicles,was selected to receive an additional $22 million in grant funding from the Department of Energy ("DOE"), bringing the total DOE grant funding available to Smith to $32 million toward the production of all –electric, zero emissions commercial trucks powered by Enova’s drive system. The DOE grant will be used to subsidize the incremental vehicle cost and to incentivize its customers to participate in a commercial electric vehicle demonstration program.

 Enova expanded its all-electric Ze drive system offerings to include a Ford F-150 utility truck and Chevrolet Express cargo van. The Ford F-150 is the highest sales volume pick-up truck in the United States and has been integrated with a 90kW all-electric Ze drive system. The Chevy Express cargo van is one of the top selling domestic fleet vans in its vehicle classification and has been integrated with a 120kW all-electric Ze drive system.

About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the "new" and "retrofit" vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.
1560 West 190th Street
Torrance, CA 90501
Tel: 310-527-2800
Contact: Jarett Fenton CFO/Investor Relations

Additional Information:
This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,’’ "could," "project," "plan,’’ "seek," "intend,’’ or "anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

May 17, 2010	By:	/s/ Jarett Fenton

Name: Jarett Fenton
Title: Chief Financial Officer